Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM CONSENT

We consent to the use in this Registration Statement on Form S-1, for Caldera Pharmaceuticals, Inc. of our report dated February 13, 2012, relating to the consolidated balance sheets of Caldera Pharmaceuticals, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2010 and 2009. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Sherb & Co., LLP

Boca Raton, Florida
February 14, 2012